                               COMPLETE, SELF-CONTAINED
                                      APPRAISAL



                                     VALUATION OF


                             STACEY ROSE AT VICTORVILLE
                        32 ACRES OF RESIDENTIALLY ZONED LAND
       NORTH SIDE OF SENECA RD., APPROXIMATELY 300 FEET WEST OF HESPERIA ROAD
                                  VICTORVILLE, CA



                                     PREPARED FOR


                                  Mr. Mark Kawanami
                         National Investors Financial, Inc.
                       4220 Von Karman Avenue, Suite No. 110
                              Newport Beach, CA 92660







                                     PREPARED BY

                                David J. Likas, MAI
                              Noble R. Tucker Jr., SRA
                                 LIKAS & ASSOCIATES
                            20101 SW Birch St., Suite 150B
                               Newport Beach, CA 92660


                                    DATE OF VALUES
                         November 4, 1992 and March 31, 1998

                                  LIKAS & ASSOCIATES
                         REAL ESTATE APPRAISERS & CONSULTANTS



March 31, 1998
Our File No. 19.1

National Investors Financial, Inc.
4220 Von Karman Avenue, Suite No. 110
Newport Beach, CA 92660

Attn:     Mr. Mark Kawanami


RE:  Complete, Self Contained Appraisal
     Stacey Rose at Victorville
     32 Acres of Residentially Zoned Land
     North Side of Seneca Rd., approximately 300 feet west of Hesperia Road Victorville, CA


Dear Mr. Kawanami:

Pursuant to your request and authorization, We have conducted the investigations and analyses necessary to form opinions of market value as of two different dates of value. The values reported within this appraisal are of the above referenced property's fee simple estate. The function of this appraisal is for use in making financial decisions in regards to the property.

It is our understanding that the purpose and intended use of the appraisal will be to be referenced in an audit of your company to register it under the Securities Act with the SEC and to provide necessary information for the offering circular which will be distributed to investors. However, the report, including all market surveys and related data, conclusions, exhibits and supporting documentation may not be reproduced or references made to the report or to Likas & Associates/David J. Likas, MAI in any sale offering, prospectus, public or private placement memorandum, proxy statement or other document ("Offering Material") in connection with a merger, liquidation or other corporate transaction unless Likas & Associates/David J. Likas, MAI has approved in writing the text of such reference or reproduction prior to the distribution and filing thereof.




                         20101 SW BIRCH STREET, SUITE 150B
                              NEWPORT BEACH, CA 92660
                        (714) 752-6122 * FAX (714) 752-7509

National Investors Financial, Inc.                          March 31, 1998
RE: Our File No. 19.1                                  Page Two


Based on the investigations undertaken, the analyses made, and on our experience as real estate analysts and appraisers, and subject to the Assumptions and Limiting Conditions set forth in the report which follows, the subject property has market value estimates as follows:


                        MARKET VALUE, AS OF NOVEMBER 4, 1992
                      ONE MILLION SIX HUNDRED THOUSAND DOLLARS
                                     $1,600,000


                         MARKET VALUE, AS OF MARCH 31, 1998
                       THREE HUNDRED TWENTY THOUSAND DOLLARS
                                     $ 320,000


The narrative report which follows sets forth the data and analyses upon which our opinions of value are, in part, predicated.




Respectfully submitted,



/s/ David J. Likas
---------------------------
David J. Likas, MAI
State Cert. #AG003694



/s/ Noble R. Tucker Jr.
---------------------------
Noble R. Tucker Jr., SRA
State Cert. # AG001532

                                 EXECUTIVE SUMMARY

Property Location:       Stacey Rose at Victorville
                         North Side of Seneca Rd.
                         Approximately 300 feet west of Hesperia Rd.
                         Victorville, CA

Thomas Guide:            Page 4296-E7, San Bernardino County

Property Type:           Residential Land with a density allowance
                         of approximately 5 Dwelling Units Per Acre

Date of Values:          November 4, 1992 and March 31, 1998

Date of Report:          March 31, 1998

Property Rights:         Fee Simple Estate

Site Size:               32 acres of land capable of being developed with
                         approximately 160 SFD lots

Zoning:                  Single Family Residential (R-1T)
                         City of Victorville, CA

Highest & Best Use:      Single-Family Development


VALUATION

MARKET VALUE AS OF
NOVEMBER 4, 1992:        $1,600,000 ($10,000/LOT)

MARKET VALUE AS OF
MARCH 31, 1998:          $ 320,000 ($2,000/LOT)

EXPOSURE PERIOD:         10-TO-12 MONTHS

DISCUSSION OF THE CONCLUDED VALUES

The subject's current value is significantly lower than its historic value. Although the region's economy has improved over the past several years, and although real estate prices in most Southern California markets have increased, real estate prices within the subject's High Desert area have not responded yet to the improved economy. This is evidenced by the Sale Comparables submitted for analysis within this report.

Factors creating this trend include the High Desert being a secondary location within the Los Angeles Basin. The High Desert area is a relatively remote location as compared with most other sub-regions within the basin, and is situated relatively far from the region's CBD, as well as other major employment centers. Additionally, the area proposes physical challenges due to its hot, dry desert climate with summer month temperatures frequently exceeding 100 degrees.
As the economy has improved over the past 3 years, there has been a population trend towards more centrally located markets where higher paying jobs are provided. It is these factors combined, which have held down real estate prices within the subject's market.

In conclusion, relative to more centrally located real estate markets, which have appreciated over the past 6-to-24 months, the subject is situated within a secondary market where prices have remained soft. This holds particularly true for vacant land, of which there is an abundance in the high desert region. However, the current forecast is that of increasing prices within the subject's market area.

                                  TABLE OF CONTENTS

ASSUMPTIONS AND LIMITING CONDITIONS. . . . . . . . . . . . . . . . . . . . . 1

CERTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

AREA DESCRIPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

THE LAND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

ASSESSED VALUATION AND TAXES . . . . . . . . . . . . . . . . . . . . . . . .32

HIGHEST AND BEST USE . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

VALUATION METHODOLOGY. . . . . . . . . . . . . . . . . . . . . . . . . . . .35

SALES COMPARISON APPROACH. . . . . . . . . . . . . . . . . . . . . . . . . .37

VALUATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .63


ADDENDA

Qualifications of Appraisers

                          ASSUMPTIONS & LIMITING CONDITIONS


The Analyses and opinions set forth in this appraisal are subject to the following assumptions and limiting conditions:

1. Based upon our review of the subject's plat map, and according to Ms. Helen Wilson with the City of Victorville Engineering Department (Phone No. 760-955-5135), the Oro Grande wash traverses over an approximate 10,000 square foot section of the subject site at it's southeastern section. The wash seperates a 2.96 acre triangular section of the subject from the primary parcel. Based on our interviews with Ms. Wilson, the flood channel section of the subject and it's cut-off triangular portion could be utilized as open area, thus not restricting the density of developing. Within this appraisal, we have explicitly assumed this to be true.

2.   No responsibility is assumed for matters which are legal in nature.   A
     current title report was requested from the client but was not received. The client is recommended to review a preliminary title report.

     There are easements which are assumed to be typical utility easements and do not negatively impact the value of the property. We assume that none of these easements would adversely effect the subject property. Should this later be found to be not the case, we reserve the right to change our value estimate as stated herein. No responsibility is assumed by us for matters which are legal in nature. No opinion of title is rendered, and the property is appraised as though free of all easements, liens, or encumbrances and the title is assumed to be marketable. No survey of the boundaries of the property was undertaken by us. All areas and dimensions furnished to us are presumed to be correct. We recommend at the reader's discretion that a formal survey be commissioned to confirm the legal description, land areas and that no encroachments or adverse liens exist. We assume all taxes are current.

3. Information contained in this appraisal has been gathered from sources that are believed to be reliable, and, where feasible, has been verified. No responsibility is assumed for the accuracy of information supplied by others.

4. We assume no responsibility for economic or physical factors occurring subsequently to the date of value that effect the opinions stated herein.

5. We reserve the right to make such adjustments to the valuation herein reported as may be required by the consideration of additional data or more credible data that may become available.

6. Forecasts of future events that influence the valuation process are predicated on the continuation of historic and current trends in the market.

7. The property is appraised assuming it to be under responsible ownership and competent management and available for its highest and best use.

8. No engineering survey has been made. Except as specifically stated, data relative to sizes and areas were taken from sources considered reliable.

9. Maps, plats and exhibits included herein are for illustration only, as an aid in visualizing matters discussed within the appraisal. They should not be considered as surveys nor relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

10. No opinion is expressed as to the value of sub-surface oil, gas, or mineral rights, or whether the property is subject to surface entry for the exploration or removal of such materials except as is expressly stated.

11. No opinion is intended to be expressed on matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

12. The appraiser has inspected, as far as possible, by observation, the land; however, it was impossible to personally inspect the entire parcel. Therefore, no representations are made as to the site conditions unless specifically considered in the appraisal.

13. We shall not be required, by reason of this appraisal, to give testimony or to be in attendance in court or any governmental or other hearing in reference to the subject property without prior arrangements having first been made with the appraiser relative to such additional employment.

14. David Likas, MAI, and Noble R. Tucker Jr, SRA, the signatories of this appraisal, are members of the Appraisal Institute. The Bylaws and Regulations of the Appraisal Institute require each member and/or candidate to control the use and distribution of each appraisal by such member or candidate. Therefore, except as may hereinafter be provided, the party for whom this appraisal was prepared may distribute copies of this appraisal, in its entirety, to such third parties as may be selected by the party for whom this appraisal was prepared; however, selected portions of this appraisal shall not be given to third parties without the prior written consent of the signatories of this appraisal.

15. Neither all nor any part of the contents of this shall be conveyed to any person or entity without written consent and approval of the signatories of this appraisal, particularly as to valuation conclusions, or to any reference to the Appraisal Institute or the MAI designation. Furthermore, this report is for the sole use of our client. Further, the appraisers or firm assumes no obligation, liability, or accountability to any third party. If this report is placed in the hands of anyone but the client, the client shall make such party aware of all the assumptions and limiting conditions of the assignment.

16. No environmental site assessment report was provided for our review. It is assumed that there are no hidden or unapparent conditions or substances in the soil or subsoil that may be hazardous or toxic. Our inspection of the subject property revealed no obvious problems. The appraisers are not qualified to detect such substances or conditions and are not responsible for arranging any engineering or research studies that may be necessary to discover such conditions or substances.

17. It is assumed that there are no deed restrictions to a single use of the subject. The presence of such restrictions could adversely impact site value.

18. No consideration has been given in this appraisal to personal property (if any) located on the site; only the real estate has been considered unless otherwise specified. This appraisal excludes the value of any items of a historical, archaeological or biological nature.

                                    CERTIFICATION

We, the undersigned, certify that, to the best of our knowledge and belief:

- the statements of fact contained in this report are true and correct and subject to the Assumptions and Limiting Condition herein set forth.

- the reported analyses, opinions, and conclusions are limited only by the reported Assumptions and Limiting Conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

- we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

- our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. Furthermore, the appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

- our reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice, USPAP, as published by the Appraisal Foundation, and the federal regulating agencies.

- we are competent to preform this appraisal assignment, by virtue of previous experience with similar assignments and/or appropriate research and education regarding the specific property type being appraised.

- David Likas, MAI, and Noble R. Tucker Jr, SRA, have made a personal inspection of the property that is the subject of this report. We have considered pertinent facts affecting the value thereof.

- no one has provided significant professional assistance to the persons signing this report.

- the reported analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practices of the Appraisal Institute.

- market data pertaining to the value estimates have been accumulated from various sources and where possible examined and verified as to details, motivation and validity.

- the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- the Appraisal Institute conducts a program of continuing professional education for its designated members. David Likas, MAI is currently certified under the continuing education program of the Appraisal Institute.

- the Appraisal Institute conducts a program of continuing professional education for its designated members. Noble R. Tucker Jr., SRA, is currently certified under the continuing education program of the Appraisal Institute.

     /s/ Noble R. Tucker Jr.
     -------------------------------------------
     Noble R. Tucker Jr, SRA
     "Certified General Real Estate Appraiser"
     California State Certification No.:  AG001532




     /s/ David Likas
     -----------------------------------------
     David Likas, MAI
     "Certified General Real Estate Appraiser"
     California State Certification No.:AG003694

                                     INTRODUCTION

PURPOSE OF THE REPORT

The purpose of this report is to set forth the data, analyses and conclusions relative to our opinion of market value of the residential land located on the north side of Seneca Road, approximately 300 feet west of Hesperia Road, Victorville, California. The valuation of the subject is provided under the following two dates:

                        MARKET VALUE AS OF NOVEMBER 4, 1992

                         MARKET VALUE, AS OF MARCH 31, 1998

The opinions set forth in this report are subject to the Assumptions & Limiting Conditions set forth within.

FUNCTION OF THE APPRAISAL

The function of this appraisal is for use in making financial decisions in regards to the property.

It is our understanding that the purpose and intended use of the appraisal will be to be referenced in an audit of your company to register it under the Securities Act with the SEC and to provide necessary information for the offering circular which will be distributed to investors. However, the report, including all market surveys and related data, conclusions, exhibits and supporting documentation may not be reproduced or references made to the report or to Likas & Associates/David J. Likas, MAI, in any sale offering, prospectus, public or private placement memorandum, proxy statement or other document ("Offering Material") in connection with a merger, liquidation or other corporate transaction unless Likas & Associates/David J. Likas, MAI has approved in writing the text of such reference or reproduction prior to the distribution and filing thereof.

SCOPE OF THE APPRAISAL

The scope of this appraisal includes the process of collecting primary and secondary data (Comps Inc., TRW, etc. for sale data) relative to the subject property along with the supporting market data. This data has been analyzed and confirmed, whenever possible, leading to the value conclusions set forth. All of the approaches to value, the Cost, Income, and Sales Comparison Approaches, were considered within this report.

EFFECTIVE DATE OF THE APPRAISAL

The opinions expressed in this report are stated as of March 31, 1998, which coincides with the date of our property inspection. We have also rendered an opinion of value as of November 4, 1992.

DATE OF APPRAISAL PREPARATION

The appraisal was prepared on March 31, 1998.

INTEREST APPRAISED

This report pertains to a valuation of the fee simple estate.

FINISHED LOT DEFINED

As utilized within this appraisal, the term "Finished Lot" is defined as follows:

     FINAL GRADED LOTS WITH ASPHALT PAVED STREETS IN PLACE AND UTILITIES AVAILABLE TO EACH LOT. CURBS, GUTTERS AND PERIMETER WALLS ARE IN PLACE AND FEES HAVE BEEN PAID, EXCLUSIVE OF THE BUILDING PLAN CHECK AND PERMIT FEE. SCHOOL FEES ARE INCLUDED IN THE FINISHED LOT COST.


MARKET VALUE DEFINED

The term "market value"is defined as follows:

"MARKET VALUE" MEANS THE MOST PROBABLE PRICE WHICH A PROPERTY SHOULD BRING IN A COMPETITIVE AND OPEN MARKET UNDER ALL CONDITIONS REQUISITE TO A FAIR SALE, THE BUYER AND SELLER EACH ACTING PRUDENTLY AND KNOWLEDGEABLY, AND ASSUMING THE PRICE IS NOT AFFECTED BY UNDUE STIMULUS. IMPLICIT IN THIS DEFINITION IS THE CONSUMMATION OF A SALE AS OF A SPECIFIED DATE AND THE PASSING OF TITLE FROM SELLER TO BUYER UNDER CONDITIONS WHEREBY:

1.   BUYER AND SELLER ARE TYPICALLY MOTIVATED;
2. BOTH PARTIES ARE WELL INFORMED OR WELL ADVISED, AND ACTING IN WHAT THEY CONSIDER THEIR OWN BEST INTERESTS;
3.   A REASONABLE TIME IS ALLOWED FOR EXPOSURE IN THE OPEN MARKET;
4. PAYMENT IS MADE IN TERMS OF CASH IN U.S. DOLLARS OR IN TERMS OF FINANCIAL ARRANGEMENTS COMPARABLE THERETO; AND
5. THE PRICE REPRESENTS THE NORMAL CONSIDERATION FOR THE PROPERTY SOLD UNAFFECTED BY SPECIAL OR CREATIVE FINANCING OR SALES CONCESSIONS GRANTED BY ANYONE ASSOCIATED WITH THE SALE.

THIS APPRAISAL IS PREDICATED ON AN ALL CASH TO THE SELLER TRANSACTION.

-----------------------------
(1) Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989(FIRREA), Section 34.42(f)

HIGHEST AND BEST USE DEFINED

"Highest and Best Use" is an appraisal concept which has been defined as follows:

     THAT REASONABLE AND PROBABLE USE THAT WILL SUPPORT THE HIGHEST PRESENT VALUE, AS DEFINED, AS OF THE EFFECTIVE DATE OF THE APPRAISAL.

     ALTERNATIVELY, THAT USE, FROM AMONG REASONABLY PROBABLE AND LEGAL ALTERNATIVE USES, FOUND TO BE PHYSICALLY POSSIBLE, APPROPRIATELY SUPPORTED, FINANCIALLY FEASIBLE, AND WHICH RESULTS IN HIGHEST LAND VALUE.



FEE SIMPLE ESTATE DEFINED

The term "fee simple estate" is defined as follows:

     ABSOLUTE OWNERSHIP UNENCUMBERED BY ANY OTHER INTEREST OR ESTATE; SUBJECT ONLY TO THE LIMITATIONS IMPOSED BY THE GOVERNMENTAL POWERS OF TAXATION, EMINENT DOMAIN, POLICE POWER, AND ESCHEAT.


OWNERSHIP

According to Dataquick Information Systems, the subject's current vesting is:

                            NATIONAL INVESTORS FINANCIAL


PROPERTY HISTORY

The subject has not transferred within the last three years. Furthermore, it is not officially listed for sale.

------------------------------
(2) Real Estate Appraisal Terminology, Byrl N. Boyce, Ph.D., Ed., Ballinger Publishing Company, Cambridge, Massachusetts, 1981.

(3) The Dictionary of Real Estate Appraisal, m 3rd Edition, The Appraisal Institute, Chicago Illinois, 1993, p 140.

                                 AREA  DESCRIPTION


PHYSICAL CHARACTERISTICS

The subject property is located in the city of Victorville, San Bernardino
County, California.   San Bernardino County, Southern California's third most
populated county, encompasses about 12,800 square miles. Together with Riverside County, San Bernardino County comprises the San Bernardino-Riverside-Ontario Metropolitan Statistical Area (MSA), or commonly known as the Inland Empire region of Southern California which encompasses 20,065 square miles. A location map is presented for reference on the following page.

The most intensely developed portion of the MSA is located in the western portions of the counties of Riverside and San Bernardino. The general boundaries are the San Gabriel Mountains to the north, the San Bernardino Mountains to the east, the Santa Ana Mountains to the south, and the Chino and La Puente Hills on the west. The County of San Bernardino is situated immediately to the east of Los Angeles County and north of Riverside County.

San Bernardino County is composed of several distinct geographic/economic regions. The city of San Bernardino has an economic base comprised of the financial, services, and government sectors and is located in the east valley area of western San Bernardino County. The City of Victorville is located in the High Desert region, also known as the Victor Valley portion of San Bernardino County. This region is bounded by the Mojave Desert to the north, Adelanto and the Los Angeles County line to the west, the San Bernardino Mountains to the south, and the Lucerne Valley to the east.

Riverside and San Bernardino Counties extend about 200 miles easterly to the Colorado River on the Arizona Border, to within 50 miles of the Pacific Ocean. The majority of the population resides within the metropolitan area surrounding the cities of Riverside and San Bernardino, both situated near the westerly end of their respective counties. Since 1950, population in the area has rapidly risen to its current level of just over 2.8 million people. This trend is expected to continue as less expensive commercial, industrial, and residential land attracts residents and businesses from the more expensive and intensely developed Los Angeles and Orange County regions.

The varied county topography includes level land areas, mountains, valleys, dry lake beds, the Colorado River Valley, the San Gabriel and San Bernardino Mountains, several lakes and a large valley which forms a part of Southern California's citrus belt.

                            REGIONAL MAP

                             [GRAPHIC]

All modes of transportation are available to Inland Empire. A well-integrated freeway system serves the general area. Freeways which link the Inland Empire to business centers of Southern California include Interstate Highways 10, 15, and 215, and CA state Highways 60 and 91. The subject property is located approximately 2 miles east of Interstate 15 and has adequate local and regional access.

The Inland Empire has excellent rail service, with the largest switching yard west of Chicago located in the cities of Colton and Rialto. The area is serviced by the Santa Fe, Southern Pacific, and Union Pacific Railroads. Commuter rail service has been instituted between San Bernardino and downtown Los Angeles as well as Riverside and downtown Los Angeles. This service is provided by the Metrolink commuter train system which connects to the Los Angeles subway system at Union Station northeast of the Los Angeles downtown area.

Overall, the region's natural and man-made physical environment provides adequate resources for residential development.

POPULATION

The San Bernardino-Riverside Counties area is one of the fastest growing regions in the nation. This is attributable to a desirable physical environment, low housing costs, and a diverse mixture of industry experiencing expansion. As of 1988, the Riverside-San Bernardino MSA was the 17th most populous region in the country. For metropolitan areas over one million people, the MSA grew at a faster rate between 1980 and 1985 then any other in the United States. Migration to the region by industrial and service businesses, families searching for more affordable housing, and the natural growth of a relatively young population have all added to the positive changes that have taken place. Inland Empire population has grown by 231,500 since 1990. At 2,820,274 as of January 1, 1997, the region would be the 30th largest "state" just ahead of Oregon.

According to the California Demographic Research Unit, the population of San Bernardino has grown by an annual growth rate of 4.7% from 1993 to 1997, or from approximately 1,320,000 to 1,587,400. The city of Victorville has experienced substantial growth since 1980, with the population growing from 14,229 people in 1980 to 40,674 residents in 1990, an increase of 11% annually. According to the City of Victorville's Chamber of Commerce, the city is estimated to have reached 60,400 residents, as of January 1, 1997, a 6% annual increase from 1990.

This population trend should have a positive impact on the subject property with an increased demand for housing in the area. This is evidenced by the number of housing units in the city, which has also grown significantly since 6,108 units in 1980 to 23,143 units in January of 1996, or an annual growth rate of 9%.

ECONOMY

The following table summarized key economic indicators within the Inland Empire for 1998.


       ITEM                          1997                   1998 FORECAST
       ---------------------         --------------        --------------

       Job Growth                    4.1%                   4.0%
       ---------------------         --------------        --------------
       Unemployment Rate             7.1%                   6.8%
       ---------------------         --------------        --------------
       Taxable Sales                 $25.8 Billion          $26.7 Billion
       ---------------------         --------------        --------------
       No of Homes Permitted         13,000                 14,000
       ---------------------         --------------        --------------
       No of Homes Sold              53,000                 55,000
       ---------------------         --------------        --------------
       ---------------------         --------------        --------------

     Source: Inland Empire Economic Databank and Forecasting Center/U.C.
     Riverside

The preceding table portrays the strengthening job growth market, declining unemployment rates, increasing retail sales, and increased demand for housing in the region. This is attributed to the diverse labor pool, abundance of affordable land available for development, and the increasing population base.

The following table portrays the labor force and unemployment rates within San Bernardino and Riverside County from 1990 to 1998.

                   RIVERSIDE-SAN BERNARDINO COUNTIES
                    LABOR FORCE, UNEMPLOYMENT RATES

       ITEM           1990          1991          1992        1993        1994        1995         1996        1997       1998
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------
 RIVERSIDE COUNTY

    Employment      430,300       424,700       459,900      508,700     526,900    546,000      574,150      597,11    600,000f
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------
   Unemployment      35,900        51,100        64,700       67,200      62,500     57,900       43,635      42,992     40,800f
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------
   Unemployment         7.7%         10.7%         12.3%        11.7%       10.6%        9.6%         7.6%        7.2%      6.8%f
      Rate
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------
       SAN
    BERNARDINO
      COUNTY
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------
    Employment      530,700       563,000       552,500      605,500     626,700    626.600      641,600      643,500    645,000f
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------
   Unemployment      34,700        49,600        60,500       63,800      57,200     53,700       44,270       46,332     43,860f
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------
   Unemployment         5.7%          8.1%          9.9%         9.5%        8.4%        7.9%         6.9%        7.2%       6.8%f
      Rate
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------
------------------  -------       -------       -------     --------     -------    -------      -------      ------    --------

Source: Los Angeles Economic Development Committee, Jack Kyser, Chief Economist January 1998.

According to a recent study by the Los Angeles Economic Development, the employment base within San Bernardino County has increased from 530,700 in 1990 to approximately 645,000 in 1998. This reflects an average annual growth rate of 2.5%.

According to the Inland Empire Business Journal, as of January 1, 1998 Stater's Brothers Markets is the largest local employer in the Inland Empire with over 10,000 employees followed closely by United Parcel Service with their HUB at Ontario airport. The largest employers within the Inland Empire are summarized in the forthcoming table:


 EMPLOYER                                     NO. EMPLOYEES LOCALLY                TYPE OF BUSINESS
----------------------------------------      ---------------------------          -----------------

 Stater Brothers Markets                      10,600                               Grocery Retailer
----------------------------------------      ---------------------------          -----------------
 United Parcel Service                        6,500                                Package delivery
----------------------------------------      ---------------------------          -----------------
 Loma Linda University Medical Center         5,450                                Health Care
----------------------------------------      ---------------------------          -----------------
 Kaiser Permanente Medical CenterCty          5,100                                Health Care
----------------------------------------      ---------------------------          -----------------
 San Bernardino Unified School District       5,000                                Education-Public
----------------------------------------      ---------------------------          -----------------
 Ralphs Grocery Store                         4,022                                Grocery
----------------------------------------      ---------------------------          -----------------
 March Air-Force Reserve Base                 4,000                                Military
----------------------------------------      ---------------------------          -----------------
 Corona/Norco Unified School District         3,593                                Public Education
----------------------------------------      ---------------------------          -----------------
 Pomonoa Unified School District              3,283                                Public Education
----------------------------------------      ---------------------------          -----------------
 National Training Center                     3,247                                Military
----------------------------------------      ---------------------------          -----------------
 Riverside Unified School District            3,203                                Public Education
----------------------------------------      ---------------------------          -----------------
 UC Riverside                                 3,191                                University
----------------------------------------      ---------------------------          -----------------
 GTE California                               2,600                                Telecommunications
----------------------------------------      ---------------------------          -----------------
 Chino Valley Unified School District         2,400                                Public Education
----------------------------------------      ---------------------------          -----------------
 Lucky Stores                                 2,395                                Grocery and Drug Retailer
----------------------------------------      ---------------------------          -----------------
 Fleetwood Enterprises                        2,300                                Manufactured Housing and RV's
----------------------------------------      ---------------------------          -----------------
 Pomona Valley Hospital Medical Center        2,166                                Health Care
----------------------------------------      ---------------------------          -----------------
 Valley Health Center                         2,065                                Health care
----------------------------------------      ---------------------------          -----------------
 Cal Poly University                          2,000                                University
----------------------------------------      ---------------------------          -----------------
 Colton Joint Unified School District         1,940                                Public Education
----------------------------------------      ---------------------------          -----------------
----------------------------------------      ---------------------------          -----------------


As cited in the above table, the Inland Empire has a diversified employment base ranging from bureaucratic employers to large corporate entities. Due to the strong employment base, and myriad of employment entities as cited in the above table, demand for housing has escalated. The Inland Empire has had some it's largest employment gains since 1990 and should continue to outperform the rest of Southern California, according to data published by the Inland Empire Economic Databank and Forecasting Center at U.C. Riverside.

Overall economic trends are positive, retail sales are increasing, and real estate values are beginning to climb. Unemployment rates are at their lowest levels since 1993. These trends should positively impact the region.

                          AREA CONCLUSION

San Bernardino County is experiencing a relatively rapid expansion of its population and economic base precipitated by affordable housing and direct access to major employment centers via the area's network of freeways. The growth of the local housing market is due to the area's relatively abundant supply of affordable land and direct access to employment. There is a growing trend of younger families who work in the Orange-Los Angeles Counties metropolitan area and moving to the San Bernardino-Riverside area to find affordable housing. New commercial and industrial businesses are also attracted to the area by an available labor pool, relatively close proximity to major metropolitan areas and lower land costs.

In summary, this combination of social and economic forces will continue to generate demand for residential property, such as the subject.

                            VICTORVILLE CITY DESCRIPTION

PHYSICAL CHARACTERISTICS

The City of Victorville is located in the high desert area known as Victor Valley which has a trade area population of approximately 300,000. The city of Barstow is located 30 miles to the northeast along the Barstow Freeway (Interstate 15). A location map is provided for reference on the following page.

Victorville, which was incorporated in 1962, is located 97 miles northeast of Los Angeles, and 35 miles north of downtown San Bernardino. Victorville encompasses a 59.79 square mile area and is situated in the center of Victor Valley. Victor Valley includes the bedroom communities of Hesperia, Apple Valley, Lucerne Valley and the newly developing Adelanto. Victorville is extensively laid out with several community commercial centers interspersed with the continuing residential development. Interstate Hwy. 15 and CA State Highway 18 intersect near the heart of the city.

Victorville is regarded as a secondary desert location within the Southern California Region offering lower residential and commercial real estate prices. This is due in part, to it's somewhat remote location and hot summer climate.

POPULATION

The residential population of Victorville is currently 60,400, according to the Victorville Chamber of Commerce. Estimates suggest that this figure more than doubles during business hours to serve the commercial needs of the more than 300,000 people who call the Victor Valley home.

Victorville has experienced substantial growth since 1980, with the population growing from 14,229 people in 1980 to 40,674 residents in 1990, an increase 11% annually. According to the City of Victorville's Chamber of Commerce, the city is estimated to have reached 60,400 residents as of January 1, 1997, a 6% annual increase from 1990.

The number of housing units in the city have grown from 6,108 units in 1980 to 23,143 units in January of 1996, an annual growth of 9%. The driving force behind Victorville's rapid population and employment growth during the 1980s and 1990s is Victorville's lower land prices and housing costs relative to other parts of Southern California. This lower land basis helped draw residents looking for more affordable housing options, as well as businesses to serve this growing population base. The affordability of housing in Victorville is demonstrated by the price differential between homes in Victorville and other parts of Southern California (from which the bulk of new residents are drawn).

Overall, these population statistics, which indicate a rapidly increasing trend, bode well for the subject property.

                         VICTORVILLE CITY MAP

                              [GRAPHIC]

ECONOMY

Most of Victorville's employment opportunities fall into service-related businesses, with approximately 40% of businesses in the City of Victorville in the retail sales category. Local manufacturing companies are primarily related to mining and the production of cement.

The major non-manufacturing employers within the city of Victorville are as follows:


              EMPLOYER                           NO. OF EMPLOYEES
            -----------                          -----------------
     Victorville School District                       1,020
     Desert Valley Hospital/Medical Group                950
     Victor Valley Community Hospital                    790
     Victor Valley Community College                     650
     City of Victorville                                 450
     GTE                                                 600
     County of San Bernardino                            379
     Wal-Mart                                            350
     Southern California Edison                          205
     Southwest Portland Cement                           200
     Southwest Gas Corporation                           180

Major manufacturing employers within the city of Victorville are as follows:

              EMPLOYER                           NO. OF EMPLOYEES
            -----------                          -----------------
     AFG Industries (glass manufacturing)                241
     Riverside Cement Company (Oro Grande)               212
     Southdown Victorville Cement Plant                  200
     Mitsubishi Cement (Lucerne Valley)                  183

Within the City of Victorville there are approximately 3,250 acres zoned for commercial use of which 60% remains available for development. Victorville is home to the largest enclosed regional shopping center between San Bernardino and Las Vegas which is known as The Mall of Victor Valley. This center is anchored by four major department stores: Harris Company, J.C. Penny, Mervyns, and Sears.

There are in excess of 5,400 acres within the city limits of Victorville zoned for light and heavy industrial use. Nearly 90% of this land is vacant and is available in parcels ranging in size from one half to five hundred acres.

The number of wage and salary jobs in Victorville has increased considerably since the 5,285 jobs in 1980, to 14,822 jobs in 1990, and to an estimated 19,407 jobs in 1996, reflecting an estimated annual increase of 8% over the 16-year period.

The bulk of jobs in Victorville are in the Trade sector accounting for 24% of jobs, followed by the manufacturing sector (11%), and the business/Personal/Entertainment sector (11%). The most substantial job growth since 1991 has been in the Health Services sector which has experienced a 8% annual increase over the past six years.

CITY CONCLUSION

Victorville is experiencing a relatively rapid expansion of its population and economic base precipitated by affordable housing and direct access to major employment centers via the area's network of freeways. The growth of the local housing market is due to the area's relatively abundant supply of affordable land and direct access to employment. There is a trend of younger families who work in the Orange-Los Angeles Counties metropolitan area and moving to the Victorville area to find affordable housing. New commercial and industrial businesses are also attracted to the area by an available labor pool, relatively close proximity to major metropolitan areas and lower land costs. In summary, this combination of social and economic forces will continue to generate demand for residential land such as the subject.

                          NEIGHBORHOOD OVERVIEW

The subject property is located on the north side of Seneca Rd., approximately 300 feet west of Hesperia Road, Victorville, California. A location map is located on the next page for reference.

The subject property is comprised of vacant land within the city limits. Community shopping centers are located on 7th Street to the west, and on the Palmdale/Lancaster Road 18. Area wide commercial development are concentrated along 7th Street and further west of the Freeway. Single Family dwellings characterize areas immediately to the west, north, and south of the subject. The uses immediately surrounding the subject property are as follows:


     NORTH:    Single-Family Dwellings
     WEST:     Single-Family Dwellings and
               a Department of Motor Vehicles facility
     SOUTH:    Single Family Dwellings
     EAST:     Elementary school, vacant commercial land and
               miscellaneous retail buildings.

The initial growth of the neighborhood can be attributed to its proximity to the freeway, and arterial streets. The neighborhood is partially built-out. However, there is ample vacant land for residential and commercial development. A post office, fire station, elementary school, junior high school, and a public library are situated within the subject's neighborhood.

The area is considered to be in a slow-to-moderate growth mode with land available for development. The area reflects average maintenance and is influenced by its proximity to the Interstate 15 Freeway and surface corridors. The subject site is located approximately 2 miles east of the intersection of 7th Street and Interstate 15 Freeway and has adequate local and regional access.

Schools, police protection, medical facilities, retail shopping facilities, freeways, recreational facilities, and other consumer supporting facilities adequately serve the neighborhood. The city's general plan recommends single-family development within the subject neighborhood.

Overall, the subject neighborhood is considered adequately suited for residential development.

                           NEIGHBORHOOD MAP

                              [GRAPHIC]

                             RESIDENTIAL MARKET OVERVIEW

The following housing market overview is based on a study performed by The Meyers Group, Real Estate Information & Consultation Services, dated February 24, 1998. Furthermore, we have also conducted numerous interviews with developers and land brokers active within the subject's market area.

In the analysis of market trends, the most recent 1997 quarter will be discussed in relationship to the same quarter in the previous year. Since the subject's housing market is seasonal in nature, this quarterly analysis is a meaningful method of comparison relative to gauging the current direction of the market. The figures reported within this discussion are of new, "single-family" subdivisions of 10 units or more.


SAN BERNARDINO COUNTY

The subject is situated within the San Bernardino County Housing Market. This regional market reported sales of 901 units in the 4th Qtr. 1997 ending February 1998. This is a 24% increase from the same Qtr. in 1996. Forth Qtr. 1997's inventory stood at 984 units, or 23% lower than that of the same Qtr. in 1996. In regards to price, the average home price increased by 13% to $169,990 from the 4th Qtr. 1996. The average square footage as of February 1998 was 2,005 SF, a 3% increase from the same time in 1996.

Applying the region's 4th Qtr. 1997's sales rate of 300 (901/3) units per month to its inventory (984) would indicate there to be an approximate 3 (984/300) month supply of product, if sales continued at 4th Qtr. 1997's pace and no new product was introduced.

Overall, these trends are indicative of a healthy market, as so evidenced by the increase in sales and a declining inventory. Prices have also increased over the past year. The current profile of the market is that of healthy supply & demand conditions.


DESERT EAST (DE) SUBMARKET

The subject is situated within what is known as the Desert East (DE) Submarket. Of the county's 5 defined submarket areas, the DE Submarket represent a lower-end market within the region. This is due to its fairly remote location and hot summer climate relative to more central markets.

The DE Submarket reported sales of 68 units in the 4th Qtr. 1997. This represents a 24% decrease from the same Qtr. in 1996. However, 4th Qtr. 1997 inventory stood at 78 units, 71% lower than that of the same Qtr. in 1996.
In regards to price, the average unit price increased by 10% from the same Qtr. in 1996, or to $119,990. The average square footage as of November 1997 was 1,743 SF, a 5% increase from the same time in 1996.

Applying the DE Submarket's 4th Qtr. 1997's sales rate of 23 (68/3) units per month to its inventory (78) would indicate there to be an approximate 3 (78/23) month supply of product, if sales continued at 4th Qtr. 1997's pace and no new product was introduced.

Unlike the regional market, the subject's local market is demonstrating soft conditions, as so evidenced by the decrease in sales. However, prices have increased and inventory (supply) is at a reasonable ratio with sales (demand). Overall, the current forecast for the submarket is that of only moderate supply & demand conditions.

Within the DE Submarket, the subject is situated within the City of Victorville which comprises the bulk of the submarket. There are currently 14 tracts selling product within Victorville. Lot sizes typically range from 5,000 SF to 8,000 SF, with 7,200 SF being the most common size. Prices typically range from $80,000 to $140,000, with most project's averaging near $110,000. However, resales of older, existing homes within Victorville average only approximately $95,000. New tract home product typically ranges in size from 1,200 SF to 2,500 SF.

The demand to live in Victorville is largely driven by prices which are significantly lower than more centrally located markets within the region. With a recent population trend toward more central county areas, the subject's area has experienced slower sales. However, as prices in these more centrally located markets have now substantially increased, sales within the subject's market should begin to improve in 1998, and proposed product will remain in check with demand.


HOUSING MARKET CONCLUSION

San Bernardino County reported a substantial increase in sales from the 4th Qtr. 1996 to the 4th Qtr. in 1997 and its inventory declined. Prices have also increased over the past year. Overall, the current profile of the market is that of healthy supply & demand conditions.

Unlike the regional market, the subject's local market is demonstrating somewhat soft conditions, as so evidenced by the decrease in sales. However, prices have increased and inventory (supply) is at a reasonable ratio with sales (demand). The current forecast for the submarket is that of moderate supply & demand conditions.

                                      THE LAND

LOCATION

The site is comprised of 32 Acres of Residentially Zoned Land located on the north side of Seneca Rd., approximately 300 feet west of Hesperia Road, Victorville, California. A Plat Map indicating the subject is set forth on the page after next. Subject photographs are included at the end of this section.


SIZE, SHAPE & VIEWS

The subject site is a 32 acre parcel of land which is comprised of three separate parcels. The topography of the site slopes moderately upward from Hesperia Road, to the northwest, and if single-family residences were constructed, they would most likely have views. The overall parcel is basically rectangular in configuration.

Assessor Parcel Number 0477-541-01 is a 27.98 acre parcel which is rectangular in shape and adjoins Seneca Road at the southwestern portion of the site. This parcel is immediately north of the Oro Grande Wash which traverses the southern portion of the site in a diagonal northeast/southwest direction. Assessor Parcel Number 0477-541-03 is a 2.96 acre triangular site which is located on the north side of Seneca Road, immediately south of the Oro Grande Wash. Assessor Parcel Number 0477-541-02 is a 1.25 acre triangular site which is located immediately north of the Oro Grande Wash, approximately 300 feet west of Hesperia Road.

According to Ms. Helen Wilson with the City of Victorville Engineering Department (Phone No. 760-955-5135), the Oro Grande wash traverses over an approximate 10,000 square foot section of the subject site at it's southeastern section. The wash seperates the 2.96 acre triangular section of the subject from the primary parcel. Based on our interviews with Ms. Wilson, the flood channel section of the subject and it's cut-off triangular portion could be utilized as open area, thus not restricting the density of developing. Within this appraisal, we have explicitly assumed this to be true.

We also interviewed Mr. Dan Liudahl with the Victorville City Planning Department. He informed us that if a developer planned to build single-family residences, the allowable density of 5.0 units per acre would be based upon the total gross acreage of 32 acres. The total number of units allowable would therefore be "approximately" 160 units (32 acres x 5). The subject lots are forecast to be 7,200 sf in typical pad size, as consistent with zoning and market trends within the subject's area.

According to Ms. Wilson, a developer of the subject project would have to have an engineer study to determine what velocity the wash has. If it was determined to be low velocity, then rip-rap (i.e. rocks with concrete mixture as adhesive utilized for siding on flood control channels) could most likely be installed. However if the velocity was higher, then a concrete channel would likely have to be installed.

It need be noted that Mojave Road traverses the east side of the subject site. However this road is a paper street (not yet existing) where it abuts the subject, and is not a dedicated easement on the city's master circulation plan, according to Ms. Wilson. Mojave Road may be vacated and never improved.(4)

------------------
(4)Victorville Planning Department Phone Number (760-955-5135).

                             PLAT MAP-SUBJECT PROPERTY

TOPOGRAPHY & DRAINAGE

The property consists of 32 acres of unimproved raw land with varying terrain and topography. Geographically, the land occupies a portion of three separate parcels located immediately north of Seneca Road, to the west of Hesperia Road. Approximately 75% of the land is characterized by slopes of less than 20 percent. Site drainage will be directed toward both on and off-site gutters and the local flood control system which would have to be designed. (I.E. the Oro Grande Wash). Drainage is assumed to be adequate.

As previously discussed, there is a wash which runs through the subject property. This flood control channel, which is known as the Oro Grande Wash, traverses across portions of the subject site. This is a necessary means of diverting flood waters in the community and this channel is a necessity.


UTILITIES

The subject site has all utilities available to the parcel, including water to the site. Sewer is presently located in Seneca Road to the south, according to Helen Wilson at the Victorville City Engineering Office. Water mains are located in Seneca and Hesperia Roads, with laterals needed.


FLOOD MAP/PANEL/ZONE/DATE

The community participates in the National Flood Insurance Program. The map number is 06071 and the panel number is 5820. The property is located within a flood zone AE, which would require flood insurance. The map is dated March 18, 1996. It is important to note that not all of the site is within the flood zone AE and no specific maps were available to indicate the portion of the site which is outside of the zone AE.


SOILS & GEOLOGY

No soils or environmental reports were uncovered or made available for the appraiser's review. We explicitly assume that a soils report would not reveal any unusual conditions and that there are no adverse soil conditions at the subject site. We also assume that the subject's soils conditions will not negatively affect the value of the subject property.


EASEMENTS & RESTRICTIONS

No title report reflecting the subject lots was made available for your appraiser's review. Within this appraisal, it is explicitly assumed that the only easements are normal street, utility and access easements which do not adversely affect the value of the subject property.
In our valuation analysis of the subject property, we have assumed that the subject has clear and marketable title.

NUISANCES & HAZARDS

Based on a visual inspection of the subject site and the surrounding areas, the subject site does not appear to be impacted with hazards or nuisances. The subject site is reportedly located within a designated flood hazard area. It is not located in a earthquake fault zone. No responsibility is assumed for any expertise/knowledge in uncovering such hazard, and the client is urged to retain an expert in this field, if desired.


ZONING

The subject is zoned (R-1). The single-family residential districts are intended to protect established neighborhoods of single-family dwellings and to provide space for suitable locations for additional developments with appropriate community facilities. R-1 districts may be divided into several density categories, and the suffix number shall indicate a minimum lot area in each density class. Single family residential districts are intended to correlate with the low density residential designation expressed by the general plan which allows up to five dwelling units per gross residential acre.

Except as otherwise specified in the case of density classes, every building site in an R-1 district shall have an area not less than seven thousand two hundred square feet. The minimum width of a lot shall be 60 feet. The following zoning constraints apply to the subject.

Minimum Lot Size:             7,200 SF
Front Yard Setback:           20 Feet
Rear Yard Setback:            20 Feet
Side Yard Setback:            5 Feet
Building Height:              2 1/2 stories or 35 feet
Lot Coverage:                 50% of the total lot area
General Plan Overlay:         R-1T - Conforming with the current zoning
Parking:                      2 garage spaces per dwelling unit

The subject property has a T, or transitional, overlay. The provisions of a Transitional District (T) may be added to any other district. Basically, the Transitional District standards are less restrictive than the provisions of the district to which it is applied, allowing for broader uses within that district.

STREETS & ACCESS

Seneca Road is an east/west street bordering the southern portion of the subject site. The road is an asphalt paved road which is approximately 64 feet wide. There are no concrete curbs, gutters, or sidewalks to the perimeter of the subject site.


SUMMARY

The subject site is basically rectangular in configuration, currently in a raw unmapped state, and would require substantial off-sites and earthwork in order to develop. If developed, it could be developed with a single-family subdivision with a maximum density of approximately 160 units. There is a wash which runs through the subject property, known as the Oro Grande Wash.

                                 SUBJECT PHOTOGRAPHS

               View of the subject looking in a northwest direction.




















            View of the subject parcel looking in a southwest direction

                             ASSESSED VALUATION AND TAXES

Real property taxes in California are limited to 1% of market value of the property, as of a specified base year. The base year valuation is the 1975 Assessor's market value estimate, or market value indicated by a sale, or market value based upon reappraisal of the property which is triggered by new construction or long term leasing of the property. In addition to the taxes at 1% of the base year market value, there is an additional tax to amortize any previous voter-approved bonded indebtedness. To provide for inflation, if there is no sale, lease, or new construction, there is a maximum 2% per year increase allowed in the assessed values assigned to land and improvements.

The subject's 1997/98 effective tax rate, inclusive of special assessments, is reported to be approximately 1.301%. Tax rates in the subject area have remained fairly constant over the past two years and are expected to remain stable in the near future. The subject's tax rate is line with those at competing sites.

The subject property currently has the following assessed values:

ASSESSOR PARCEL NO  ASSESSED/LAND  ASSESSED BLDG.    1997/1998 TAXES
------------------  -------------  --------------    ---------------
0477-541-01         $279,004            $0             $3,621
0477-541-02         $ 10,644            $0             $  148
0477-541-03         $ 47,263            $0             $  613
                    --------            --             ------
Total               $336,911            $0             $4,382

The property taxes are past due and delinquent in the amount of $36,440, as indicated by the San Bernardino County Tax Assessor. Please note that this does not include the 1997 tax year and the amount is good only until April 30, 1998. Based upon the final "current" market value in the report, property taxes would most likely remain the same if the property was sold. Within this valuation analysis, we explicitly assume that taxes are current.

                                HIGHEST AND BEST USE

The Highest and Best Use is that use which is most likely to produce the greatest net return over a given period of time. Net return refers to the residual left over from gross yield after all costs have been deducted. Only those uses which are natural, probable, and legally permissible may be considered tenable. Thus, Highest and Best Use may be defined as the available use and program of future utilization that produces the highest present land value.

We have investigated and analyzed the Highest and Best Use of the subject site in regard to the following four considerations.


PHYSICALLY POSSIBLE

The physical characteristics of the subject site, such as its size, frontage, topography, accessibility, and utility availability are sufficient for a variety of uses. However, the subject is situated in a neighborhood which lends itself to single-family development, as evidenced by similar type sites having been improved with this usage within the neighborhood. Physically possible uses would include residential and commercial uses.


LEGALLY PERMITTED

The subject site is zoned for single-family usage, which allows for single-family dwellings. Commercial uses are not permitted. Therefore, of the physically possible and legally permissible uses, residential is the most likely.

ECONOMICALLY FEASIBLE

As previously discussed within the RESIDENTIAL MARKET OVERVIEW section of this report, San Bernardino County reported a substantial increase in sales from the 4th Qtr. 1996 to the 4th Qtr. in 1997 and its inventory declined. Prices have also increased over the past year, and the current profile of the regional market is that of healthy supply & demand conditions. Unlike the regional market, however, the subject's local market is demonstrating somewhat soft market conditions, as so evidenced by the decrease in sales. However, prices have increased and inventory (supply) is at a reasonable ratio with sales (demand). Overall, the current forecast for the submarket is that of only moderate supply & demand conditions.

The demand to live in Victorville is largely driven by prices, which are significantly lower than more centrally located markets within the region. However, with a recent population trend towards more central county areas, the subject's area has experienced slower sales.

Overall, based on our market investigations, it is our opinion that the most economically feasible use would be to hold the subject site for future single-family development.

CONCLUSION OF HIGHEST & BEST USE

After having applied the tests of availability, adaptability, and demand, we have concluded that the highest and best use of the subject would be to hold the site for future single-family development, or possibly develop it today.

                                VALUATION METHODOLOGY

BASIS OF VALUATION

Valuation is based upon general and specific background experience, opinions of qualified informed persons, consideration of all data gathered during the investigative phase of the appraisal, and analysis of all market data available to the appraiser.

VALUATION APPROACHES

Three basic approaches to value are available to the appraiser: the Cost Approach, the Income Approach, and the Sales Comparison Approach.


COST APPROACH

This approach entails the preparation of a replacement or reproduction cost estimate of the subject property improvements new and then deducting for losses in value sustained through age, wear and tear, functionally obsolescent features, and economic factors affecting the property.

The land value is then added to the depreciated cost and entrepreneurial profit to arrive at a value estimate.


INCOME APPROACH

This approach is based upon the theory that the value of property tends to be set by the expected net income to the owner. It is in effect the capitalization of expected further income into present worth.

This approach requires an estimate of net income, an analysis of all expense items, the selection of a capitalization technique, and the processing of the net income stream into a value estimate.


SALES COMPARISON APPROACH

This approach is based upon the principle that the value of a property tends to be set by the price at which comparable properties have recently been sold or for which they can be acquired.

This approach requires a detailed comparison of sales of comparable properties with the subject property. One of the main requisites, therefore, is that sufficient transactions of comparable properties be available to provide an accurate indicator of value and that accurate information regarding price, terms, property description and use be obtained through interview and observation.

CONCLUSION

Since the subject property consists of vacant land, the Sales Comparison Approach was utilized to estimate value on an all cash basis. This is one of the most frequently utilized methods of valuing residential sites. Furthermore, there were adequate direct land sales of similar sites which made the Sale Comparison Approach a reliable indicator of value.

Since the subject consists of only land, neither the Cost or Income Approaches to value were utilized. In addition to the Cost and Income Approaches to value, there is also the Developmental Approach which is frequently utilized by purchasers of development properties. The Developmental Approach, or Discounted Cash Flow Analysis, involves the direct comparison of a development's proposed housing units to similar product selling within the market. In addressing value via this technique, various selling & holding costs associated with the sell-out of the housing units are deducted. The estimated net proceeds are then discounted to a present value. However, since the subject has no tentative tract map or approvals, and since no site completion costs, unit mix, floor/building plans, or unit completion costs exist, this approach to value was not utilized.

We will commence with the November of 1992 valuation of the subject property via the Sales Comparison Approach, followed by the March 1998 valuation.

                              SALES COMPARISON APPROACH


GENERAL

The Sales Comparison Approach to Value consists of a comparison of the entire property being appraised or various portions thereof with other similar properties which have sold or which are offered for sale. The indication of market value is the price at which an equally desirable property has recently sold, or can be purchased in the open market. The value found by the study of comparable sales yields market value directly in accordance with its legal definition. This approach is based on the principle of substitution which asserts that, when a property is replaceable, its value tends to be set by the cost of acquisition of an equally desirable substitute property, assuming no costly delay is encountered in making the substitutions.


VALUATION

A search of the San Bernardino County public records and a market investigation were conducted in order to uncover sales of comparable sites with similar highest & best uses. Our investigation uncovered several meaningful sales. A summary sheet, location map, and sale data sheets followed by an analysis of the sales and a conclusion of value for the subject's respective dates of value are presented forthcoming.

We will commence with the November 1992 valuation of the subject followed by it's March 1998 valuation.

                          VALUATION DATE NOVEMBER 4, 1992

DATA NO.                 SALE           NO. OF LOTS              "AS-IS"
LOCATION                 DATE           TYPICAL PAD SIZE         PRICE PER LOT
--------                 ----           ----------------         -------------

LAND SALE 1              3/92           148 Lots                 $12,000
NEC Northstar &                         7,200 sf
Petaluma Rd.
Victorville, CA

LAND SALE 2              12/91          59 Lots                  $13,000
SWC Mojave Dr &                         7,200 sf
Amethyst Rd.
Victorville, CA

LAND SALE 3              12/91          157 Lots                 $15,000
SEC La Mesa &                           6,000 sf
Mesa Linda Rds.
Victorville, CA

LAND SALE 4               2/92          148 Lots                  $9,000
E side of Cobalt                        7,200 sf
Between Mojave & Hook
Victorville, CA

                        LOCATION MAP - SALES NO.1 THROUGH 4
                          NOVEMBER 4, 1992 - DATE OF VALUE

SALE ONE

Location:                     Northeast corner of Northstar Ave. And Petaluma Road
City:                         Victorville
Grantor/Seller:               Costain Home
Grantee/Buyer:                Acacia Construction
Sale Date:                    March 27, 1992
Document No.                  131994
Sale Price/Consideration:     $1,776,000
Price Per Lot:                $12,000
Terms:                        Specific terms were not disclosed. However, paper
                              was carried back by the seller.
Time on Market:               1 year
Escrow Period:                90 days
Number of Lots:               148 Lots
Zoning:                       R1 - 7,200 minimum square foot lots
Approvals:                    Final map
Typical Pad:                  7,200 SF
Topography:                   Level
Utilities:                    All are to the site area

Verification:                 Gene Fuller, VP Land Acquisitions, Acacia
                              Constructions (714))-282-5800
                              Bob Wells, VP Land Acquisition Costain Homes
                              (714)-760-1455

SALE TWO

Location:                     SouthWest corner Mojave Drive and Amethyst Road.
City:                         Victorville
Grantor/Seller:               Sterling Builders
Grantee/Buyer:                WDS Development
Sale Date:                    December 27,1991
Document No.                  Not Available
Sale Price/Consideration:     $767,000
Price Per Lot:                $13,000
Terms:                        Specific terms were not disclosed.  However, paper
                              was carried back by the seller.
Time on Market:               N/A
Escrow Period:                N/A
Number of Lots:               59 Lots
Zoning:                       R1 - 7,200 minimum square foot lots
Approvals:                    Final map
Typical Pad:                  7,200 SF
Topography:                   Level
Utilities:                    All are to the site area

Verification:                 Roger Wilson, VP Land Acquisition, WDS Development
                              (714)-625-2473
                              Joe Sebelia, Selling broker (714) 683-3600

SALE THREE

Location:                     SouthEast Corner of La Mesa Linda Roads
City:                         Victorville
Grantor/Seller:               Inco Homes
Grantee/Buyer:                Van Daele Development
Sale Date:                    December 4, 1991
Document No.                  458694
Sale Price/Consideration:     $2,355,000
Price Per Lot:                $15,000
Terms:                        Seller to receive 50% down less deposit and carry
                              back remainder at 10% interest
Time on Market:               3-4 months
Escrow Period:                180 days
Number of Lots:               157 Lots
Zoning:                       R1 - 6,000 minimum square foot lots
Approvals:                    Final map
Typical Pad:                  6,000 SF
Topography:                   Level
Utilities:                    All are to the site area

Verification:                 Steve Ludwig, VP Land Development, Inco Homes
                              (714)-981-8989
                              Steven King, Project Manager, Van Daele Development
                              (714)-354-2121


SALE FOUR

Location:                     East side of Cobalt Road between Mojave Drive and
                              Hook Boulevard.
City:                         Victorville
Grantor/Seller:               Guardian Savings
Grantee/Buyer:                Mojave 148 LTD
Sale Date:                    February 14,1992
Document No.                  Not Available
Sale Price/Consideration:     $1,332,000
Price Per Lot:                $9,000
Terms:                        All Cash
Time on Market:               N/A
Escrow Period:                N/A
Number of Lots:               148 Lots
Zoning:                       R1 - 7,200 minimum square foot lots
Approvals:                    Approved Tentative
Typical Pad:                  7,200 SF
Topography:                   Level
Utilities:                    All are to the site area

Verification:                 Scott Lisks, Broker
                              (714)-824-0477

ANALYSIS OF THE SALES

The unit of comparison utilized within this analysis is the price per lot which is one of the most frequently utilized by purchasers of similar sites. Adjustments to the comparables were considered for financing, condition of sale, date of sale, location, project/development size, typical pad size, topography, views, Offsites, Entitlements, and other factors such as site configuration & utility.

Adjustments to the sales were based on analysis of the subject data set to establish matched pair adjustments, from our past appraisal experience with similar subdivision land data sets, interviews with developers and land brokers active in the market, and general market and economic trends.

A discussion of the various adjustments considered is a follows:


FINANCING

Typically when seller carried financing is part of a sale transaction, it is considered to be beneficial to the buyer, since it enables ownership with a lower degree of capital outlay. Although a buyer may be able to achieve market financing, the terms of the seller financing are frequently favorable and granted by a party who is partial to the transaction. Factors that need be examined are loan to value (LTV), interest rate, term and loan expedition.

Historic Sale No.1 involved the seller carrying back paper. Specific terms on Historic Sale No.1 were not disclosed as they were confidential, but the verifying party (Mr. Bob Wells) did indicate that the terms were cash equivalent. Accordingly, no adjustment was made. Historic Sale No.2 also involved the seller carrying back paper. Specific terms on Historic Sale No.2 were also not disclosed as they were also confidential, but according to the verifying party (Mr. Joe Sebelia), the terms were effectively cash equivalent. In Historic Sale No.3, the seller received 50% down less deposit and carried back the remainder at 10% interest only. At the date of sale, the interest rate and loan to value rate were at a market level and no adjustment was warranted. Historic Sale 4 and all of the Current Sales were all cash transactions and no adjustments were therefore applied, respectively.

CONDITION OF SALE

Historic Sales No.1, 2, 3, and Current Sales Nos. 1 through 5 were all arms-length transactions between buyer & seller which sold at fair-market prices. Consequently, no adjustments will therefore be applied for condition of sale. However, Historic Land Sale No. 4 was a transaction which was sold by Guardian Savings and Loan. According to the verifying party, Mr. Scott Lisk, the property sold below market. A 20% upward adjustment was reasonably estimated and applied for this factor.

DATE OF SALE

In estimating time adjustments, we have made various comparisons within the data set to in order to establish a difference attributable to date of sale. We have also made various paired sales comparisons similar market sales not included in the data set. Our research has indicated that over the past 12 months there has been only moderate appreciation in prices. In determining time adjustments, we have also considered changes in housing prices and overall market trends as previously discussed within the RESIDENTIAL MARKET OVERVIEW section of this report. Secondary sources, such as opinions of area developers and builders, have also been considered.

When applying this adjustment for the historic date of valuation, periods prior to November of 1992 were from superior markets as the market was declining, and warranted downward adjustments. Sales 2, 3, and 4 all required downward adjustments. Only one of the current sales (Sale 5) required a slight 3% adjustment to account for difference in date of sale.


LOCATION

Location adjustments were considered for the sales. Consideration was given to surrounding land uses, home prices, sales volumes, area amenities such as schools, retail & recreational facilities, local & regional access, highway proximity and overall residential appeal.

Historic Sale Nos. 1 and 3, and Current Sales Nos. 1, 2, and 3 were all found to be relatively similar in regards to location, and no adjustments will therefore be applied, respectively. However, Historic Sale Nos. 2 and 4 and Current Sales Nos. 4 and 5 were all found to be situated in superior, more established neighborhoods which are better served via amenities and surrounding infrastructure.

After having made various comparisons within the data set in order to estimate differences attributable to location, and considering the value impact on the final product and correlating this difference to a purchase of land in bulk, and based on our past appraisal experience with similar land sale data sets, we have estimated and applied downward adjustments at the 5% level in order to account for differences in location, when warranted.


PROJECT SIZE

Inclusive of both Land Sale Data Sets utilized for the 1992 and 1998 dates of values, the sale comparables range in total lots sold from 43-to-1,686. The subject consists of possibly 160 lots.

In development properties, such as the subject, discounts for large size purchasers are sometimes granted. However, based upon our various parid sales comparisons made within the submitted data sets, and based upon our market investigations, there was found to be no significant differences due
to project size within the submitted data sets.   Further support of this
conclusion is provided in the March 1998 sale of 787 lots to 2 builders within masterplan community of Fairfield Ranch, Chino Hills, California. Additionally, 1,228 lots are currently being purchased by one builder within the masterplan community of Corona Farms, Riverside County, California.
Based upon our interviews with the buying entities involved in these transactions, the prices being paid are effectively the same "per lot" as would be paid for a smaller 100 plus or minus lot tract.

Overall, the subject was found to be effectively similar to the comparables relative to Project Size and no adjustments will therefore be applied.


TYPICAL PAD SIZE

The comparables range in typical pad size from 4,000 to 7,200 SF. The subject development, at it's highest and best use, has been estimated to have an average pad size of 7,200 SF which will be utilized for comparisons. Larger pads almost always sell for more than smaller ones in balanced markets, assuming all other factors are similar. The opposite relationship exists for smaller size pads.

Based upon our analysis of the data set to establish matched pair adjustments, from our past appraisal experience with similar subdivision land data sets, and considering the value impact on the final product and correlating this difference to a purchase of land in bulk, it is our opinion that adjustments ranging from 5% to 10% be applied for differences in pad size, depending on the magnitude of the difference.


TOPOGRAPHY

The subject has sloping topography. However, all of the sale comparables have superior level topography. The subject's rolling topography was found to be an inferior factor due to higher grading and development costs involved in preparing the site for housing development.

Overall, based upon our analysis of the data set, we have estimated and applied downward adjustments of 5% to account for differences relative to this factor.


VIEWS

Sales that have a higher ratio of lots with views typically sell for a higher price, assuming all other factors are similar. This is attributable to the
higher premiums achievable on the final product.   In order to account for
differences in views, the subject's intensity of views will need be compared with those of the comparables.

As discussed within The Land section of this appraisal, the subject lots will provide for some views. However, none of the comparables were found to provide for views. Consequently, the subject is sightly superior and the datas need be adjusted upwards. Slight adjustments of 3% were considered reasonable for this factor.


OFFSITES

This adjustment category accounts for the degree of utilities available to the site at time of sale as well as its development status. That is, site which were superior relative to utility availability and infrastructure development will received downward adjustments. If a site was found to be superior, it would require less costs to reach finished lot basis. As such, this category considered the intensity of construction that need be made in order to reach a finished lot condition.

Historic Sale Nos. 1 through 4 were all in similar states of development, requiring all offsites. Therefore no adjustment were made, respectively. However, Current Land Sale No.1 was graded with storm drains installed and utilities at the boundary of the site, warranting a downward adjustment. Based upon our analysis of the data set to establish matched pair adjustments, and from our past appraisal experience with similar subdivision land data sets, we have estimated and applied an adjustment of 10% to current Sale No.1 which was found to be slightly superior in this regard. The remaining Current Sales were found similar in this regard and no adjustments were therefore applied.


ENTITLEMENTS

This adjustment category accounts for approvals at time of sale. The subject does not have any approvals and represents land with only zoning, and all of the sales were found to be superior in this regard as they had either approved tentative tract maps or final maps which significantly increases value. If a site was found to be superior, it would require less costs to reach a finished lot basis, and would therefore require to be adjusted downward.

Based upon our analysis of the data set to establish matched pair adjustments, and from our past appraisal experience with similar subdivision land data sets, we have estimated and applied adjustments ranging from 10% to 20% to compensate for this factor.


OTHER FACTORS

This category accounts for such factors as site configuration and overall functional utility. The submitted sales were found to be fairly similar in these regards and no adjustments have therefore been applied.

DISCUSSION OF COMPARABLE SALES
DATE OF VALUATION NOVEMBER 4, 1992

SALE NO. 1 included seller carried financing. However, based upon our analysis of the financing and our interview with the verifying party, the financing did not measurably impact the price paid. Consequently, no adjustment was applied. This property is fairly similar relative to date of sale, location, and typical pad size, respectively. Although similar in overall project size, this property has level topography as opposed to the subject's sloping topography and a downward adjustment is therefore indicated. Due to its having an inferior degree of views, slight upward adjustment is made. This property was in a similar state of development at the time of sale. However, it sold with a final map and a downward adjustment is warranted. It is fairly similar in regards to most other factors.

SALE NO. 2 also included seller carried financing. However, the financing did not measurably impact the price paid. Consequently, no adjustment was applied. This property is superior relative to date of sale, as it sold in a superior market, and a downward adjustment is therefore applied. It is slightly superior in location as it is very close to the Brentwood master-planned community, and we have applied a further downward adjustment. It is similar in regards to typical pad size. Although similar in overall project size, this property has level topography as opposed to the subject's sloping topography and a downward adjustment is therefore indicated. Due to its having an inferior degree of views, and upward adjustment is made. This property was in a similar state of development at the time of sale. However, it sold with a final map in place and a further downward adjustment is applied. It is fairly similar in regards to most other factors.

SALE NO. 3 included seller carried financing. However, based upon our analysis of the financing and our interview with the verifying party, the financing did not measurably impact the price paid. Consequently, no adjustment was applied. This property is superior relative to date of sale, as it sold in a superior market and a downward adjustment is therefore applied. This property is fairly similar relative to location. However, the typical pad size is inferior in comparison to the subject, warranting an upward adjustment. Although similar in overall project size, this property has level topography and a downward adjustment is applied. Due to its having an inferior degree of views, a slight upward adjustment is made. This property was in a similar state of development at the time of sale. However, it sold with a final map and a further downward adjustment is warranted.

SALE NO. 4 was an all cash sale. However, the transaction was an REO sale sold by Guardian Bank, and an upward Condition of Sale adjustment has been applied. This property is slightly superior relative to date of sale as it sold in a superior market, and a downward adjustment has therefore been applied. It is superior in location, as it is very close to the Brentwood master-planned community, and we have therefore applied a further downward adjustment. The typical pad size is similar in comparison to the subject. Although similar in overall project size, this property has level topography and a downward adjustment is indicated. Due to its having an inferior degree of views, a slight upward adjustment is made. This property was in a similar state of development at the time of sale. However, it sold with an approved tentative tract map in place and a downward adjustment is therefore applied. It is fairly similar in regards to most other factors.

The adjustments for the preceding noted factors are summarized on the following adjustment grid.


-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                             LAND SALE ADJUSTMENT GRID-NOV 4, 1992 VALUE
                                                    32.19 ACRES RESIDENTIAL LAND
                                                          VICTORVILLE, CA
-------------------------------------------------------------------------------------------------------------------------------
DATA                                Sale Price  Financing   Sub    Cond Of     Sub     Date of       Sub    Location    Project
No.      LOCATION                      $/Lot               Total    Sale      Total      Sale       Total                Size
-------------------------------------------------------------------------------------------------------------------------------
     NEC of Northstar Ave and
1    Petaluma Road
     Victorville, CA                   $12,000      0%     $12,000     0%     $12,000      0.0%     $12,000       0%       0%

-------------------------------------------------------------------------------------------------------------------------------

2    SW Cnr Mojave & Amethyst Rd.
     Victorville, CA                   $13,000      0%     $13,000     0%     $13,000     -5.0%     $12,350      -5%       0%

-------------------------------------------------------------------------------------------------------------------------------

3    SE Cnr of La Mesa & Linda Rds
     Victorville, CA                   $15,000      0%     $15,000     0%     $15,000     -5.0%     $14,250       0%       0%

-------------------------------------------------------------------------------------------------------------------------------

     East Side of Cobalt Road
4    Between Mojave & Hook
     Victorville                        $9,000      0%      $9,000    20%     $10,800     -3.0%     $10,476      -5%       0%

-------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------------
                                      Typical
DATA                                    Pad      Topography    Views    Offsites    Entitle-     Other     TOTAL     ADJUSTED
No.      LOCATION                      Size                                          ments      Factors     ADJ.       $/Lot
-------------------------------------------------------------------------------------------------------------------------------

     NEC of Northstar Ave and
1    Petaluma Road
     Victorville, CA                     0%         -5%          3%        0%        -20%          0%      -22%       $9,360

-------------------------------------------------------------------------------------------------------------------------------

2    SW Cnr Mojave & Amethyst Rd.
     Victorville, CA                     0%         -5%          3%        0%        -20%          0%      -27%       $9,016

-------------------------------------------------------------------------------------------------------------------------------

3    SE Cnr of La Mesa & Linda Rds
     Victorville, CA                     5%         -5%          3%        0%        -20%          0%      -17%      $11,828

-------------------------------------------------------------------------------------------------------------------------------

     East Side of Cobalt Road
4    Between Mojave & Hook
     Victorville                         0%         -5%          3%        0%        -20%          0%      -27%       $7,647

-------------------------------------------------------------------------------------------------------------------------------

Unadjusted $/Unit         $9,000   to    $15,000             CONCLUDED $/UNIT
Adjusted $/Unit           $7,647   to    $11,828             CONCLUDED VALUE:     $10,000   X       100     =     $1,000,000

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


CONCLUSION- MARKET VALUE AS OF NOVEMBER 4, 1992

Prior to adjustments, the prices per unit ranged from $9,000 to $15,000. After applying the foregoing adjustments to Land Sale Nos. 1 through 4, a price per unit of $7,647 to $11,828 came into focus. Sale Numbers 1 and 3 were given primary consideration, for they were found to be the most similar, thus best indicators of value.

Overall, based on the preceding analysis, we have reasonably concluded a unit value of $10,000 per lot for the subject. THIS EQUATES TO A VALUE OF APPROXIMATELY $1,600,000 (160 units x $10,000 per unit).

                             VALUATION DATE MARCH 1998


DATA NO.                 SALE           NO. OF LOTS              "AS-IS"
LOCATION                 DATE           TYPICAL PAD SIZE         PRICE PER LOT
----------               ----           ----------------         -------------
LAND SALE 1              03/98          185 Lots                 $5,000
S of Hook Blvd.          Escrow         7,200 sf
at Indian Wells
Victorville, CA

LAND SALE 2              03/98          43 Lots                  $4,000
Cnr of Hook &            Escrow         6,000 sf
Rosemary
Victorville, CA

LAND SALE 3              03/98          193 Lots                 $4,000
South of Hook Dr         Escrow         4,000 sf
at Karen Drive
Victorville, CA

LAND SALE 4              01/98          1,686 Lots               $1,483
Between Amethyst Rd.                    6,000 sf
& El Evado Rd.,
N of Seneca Rd.
Victorville, CA

LAND SALE 5              10/97          440 Lots                 $2,400
Between Amethyst Rd.                    7,200 sf
& El Evado Rd.
N of Seneca Rd.
Victorville, CA


                        LOCATION MAP - SALES NO.1 THROUGH 5
                            MARCH 31, 1998 DATE OF VALUE


                                      [MAP]


SALE ONE
--------
Location:                         South of Hook Boulevard, at Indian Wells Drive
City:                             Victorville
Grantor/Seller:                   Seyen Investments
Grantee/Buyer:                    Confidential
Sale Date:                        03/98 Escrow
Document No.                      N/A
Sale Price/Consideration:         $925,000
Sale Price/$Lot:                  $5,000
Time on Market:                   1 year
Terms:                            All cash
Escrow Period:                    120 days
Number of Lots:                   185 Lots
Zoning:                           R1, Victorville
Approvals:                        Approved Tentative Map
Typical Pad:                      7,200 SF
Topography:                       Level
Utilities:                        All are to the site

Verification:                     Bill Korek @ Korek Land Company
                                  (818)-905-1450



                                    -54-



SALE TWO
--------
Location:                         Corner of Hook Boulevard and Rosemary Drive
City:                             Victorville
Grantor/Seller:                   Seyen Investments
Grantee/Buyer:                    Confidential
Sale Date:                        03/98 Escrow
Document No.                      N/A
Sale Price/Consideration:         $ 172,000
Sale Price/$Lot:                  $4,000
Time on Market:                   1 year
Terms:                            All cash
Escrow Period:                    120 days
Number of Lots:                   43 Lots
Zoning:                           R1, Victorville
Approvals:                        Approved Tentative Map
Typical Pad:                      6,000 sf
Topography:                       Level
Utilities:                        All are to the site

Verification:                     Bill Korek @ Korek Land Company
                                  (818)-905-1450



                                  -55-



SALE THREE
----------
Location:                         South of Hook at Karen Drive
City:                             Victorville
Grantor/Seller:                   Seyen Investments
Grantee/Buyer:                    Confidential
Sale Date:                        03/98 Escrow
Document No.                      N/A
Sale Price/Consideration:         $772,000
Sale Price/$Lot:                  $4,000
Time on Market:                   1 year
Terms:                            All cash
Escrow Period:                    120 days
Number of Lots:                   193 Lots
Zoning:                           R1, Victorville
Approvals:                        Approved Tentative Map
Typical Pad:                      4,000 sf
Topography:                       Level
Utilities:                        All are to the site

Verification:                     Bill Korek @ Korek Land Company
                                  (818)-905-1450


                                    -56-



SALE FOUR
---------
Location:                         East of Amethyst Road, West of El Evado Road, North of Seneca Road
City:                             Victorville
Grantor/Seller:                   Pacific Bay Homes
Grantee/Buyer:                    Highpointe Communities
Sale Date:                        January 30,1998
Document No.:                     98-343503
Sale Price/Consideration:         $2,500,000
Sale Price/$Lot:                  $1,483/Lot
Time on Market:                   18 Months
Terms:                            All Cash
Escrow Period:                    150 days
Number of Lots:                   1,686 Lots
Zoning:                           R-1,Victorville
Approvals:                        Tentative Map
Typical Pad:                      6,000 SF
Topography:                       Level
Utilities:                        All are to the site

Verification:                     Will Pruett at Odonnel Atkins In Newport Beach
                                  (714)-966-1394

                                 -57-



SALE FIVE
---------
Location:                         East of Amethyst Road, West of El Evado Road, North of Seneca Road
City:                             Victorville
Grantor/Seller:                   TMP Inland-Empire
Grantee/Buyer:                    Stowe Communities
Sale Date:                        October 28, 1997
Document No.:                     97-394135
Sale Price/Consideration:         $1,056,000
Sale Price/$ Lot:                 $2,400
Time on Market:                   12 Months
Terms:                            All Cash
Escrow Period:                    150 days
Number of Lots:                   440 Lots
Zoning:                           R-1,Victorville
Approvals:                        Tentative Map
Typical Pad:                      7,200 SF
Topography:                       Level
Utilities:                        All are to the site

Verification:                     Will Pruett at Odonnel Atkins In Newport Beach
                                  (714)-966-1394


DISCUSSION OF COMPARABLE SALES
DATE OF VALUATION MARCH 31, 1998


SALE NO. 1 is an all cash sale (escrow). This property is similar relative to date of sale, location, overall project size, and it has a similar typical pad size. However, this property has level topography as opposed to the subject's sloping topography and a downward adjustment is therefore indicated. Due to its having an inferior degree of views, a slight upward adjustment is made. This property was in a higher state of development at the time of sale and a downward adjustment is applied for superior infrastructure status. Furthermore, it sold with an approved tentative tract map in place and a further downward adjustment is applied. It is fairly similar in regards to most other factors.

SALE NO. 2 is an all cash sale (escrow). This property is similar relative to date of sale, location, and in overall project size. However, it has a smaller typical pad size and an upward adjustment is therefore applied. This property has level topography as opposed to the subject's sloping topography and a downward adjustment is indicated. Due to its having an inferior degree of views, a further upward adjustment is made. Is is similar regarding offsites. However, it sold with an approved tentative tract-map and a downward adjustment is therefore warranted. It is fairly similar in regards to most other factors.

SALE NO. 3 is an all cash sale (escrow) and is similar relative to date of sale. It is similar relative to location and project size. However, this sale had inferior pad size of 4,000 square feet for which we adjusted upwards. It has level topography and a downward adjustment is therefore indicated. Due to its having an inferior degree of views, an upward adjustment is made. It was similar relative to state of development. However, it sold with an approved tentative tract map in place and a downward adjustment is warranted. It is fairly similar in regards to most other factors.

SALE NO. 4 was an all cash sale. This property is similar relative to date of sale. However, it has a superior location, for it is located within the Brentwood Master-planned community, warranting a downward adjustment. The project was large in size, however, as previously discussed, it is our opinion that project size adjustments are not warranted. This sale has inferior pad sizes of 6,000 square feet for which we adjusted upwards. It has level topography and a downward adjustment is indicated. Due to its having an
inferior degree of views, a slight upward adjustment is made.   Although fairly
similar in regard to infrastructure status, this property was superior in entitlements and a downward adjustment is applied. It is fairly similar in regards to most other aspects.

SALE NO. 5 was also an all cash sale. This property is slightly inferior relative to date of sale and we have applied a slight upward adjustment. It has a superior location, as it is located within the Brentwood Master-planned community, warranting a downward adjustment. It is similar in regards to overall project size and typical pad size. However, it has level topography as opposed to the subject's sloping topography and a downward adjustment is made. Due to its having an inferior degree of views, a slight upward adjustment is made. It is similar in regards to infrastructure status. However, it sold with a tentative tract map in place and a downward adjustment is applied. It is fairly similar in regards to most other factors.

The adjustments for the preceding noted factors are summarized on the following adjustment grid.

          LAND SALE ADJUSTMENT GRID - MARCH 31, 1998 DATE OF VALUE
                     32.19 ACRES RESIDENTIAL LAND
                            VICTORVILLE, CA


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Typical
DATA                                 Sale Price  Financing    Sub    Cond Of   Sub    Date of   Sub   Location    Project  Pad
No.          LOCATION                   $/Lot                Total    Sale    Total    Sale    Total               Size    Size
---------------------------------------------------------------------------------------------------------------------------------
 1    S of Hook at Indian Wells
      Victorville, CA                  $5,000        0%      $5,000    0%     $5,000   0.0%    $5,000    0%          0%     0%
---------------------------------------------------------------------------------------------------------------------------------
 2    Cnr of Hook & Rosemary
      Victorville, CA                  $4,000        0%      $4,000    0%     $4,000   0.0%    $4,000    0%          0%     5%
---------------------------------------------------------------------------------------------------------------------------------
 3    South of Hook Drive at Karen Dr
      Victorville, CA                  $4,000        0%      $4,000    0%     $4,000   0.0%    $4,000    0%          0%    10%
---------------------------------------------------------------------------------------------------------------------------------
 4    Between Amethyst Rd. &
      El Evado Rd., N of Seneca Rd.
      Victorville, CA                  $1,483        0%      $1,483    0%     $1,483   0.0%    $1,483   -5%          0%     5%
---------------------------------------------------------------------------------------------------------------------------------
 5    Between Amethyst Rd. &
      El Evado Rd., N of Seneca Rd.
      Victorville, CA                  $2,400        0%      $2,400    0%     $2,400   3.0%    $2,472   -5%          0%     0%
---------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
DATA                                   Topography  Views  Offsites  Entitlements   Other   TOTAL   ADJUSTED
No.          LOCATION                                                             Factors   ADJ.    $/Lot
-----------------------------------------------------------------------------------------------------------
 1    S of Hook at Indian Wells
      Victorville, CA                     -5%       3%     -10%        -20%         0%     -32%    $3,400
-----------------------------------------------------------------------------------------------------------
 2    Cnr of Hook & Rosemary
      Victorville, CA                     -5%       3%       0%        -20%         0%     -17%    $3,320
-----------------------------------------------------------------------------------------------------------
 3    South of Hook Drive at Karen Dr
      Victorville, CA                     -5%       3%       0%        -20%         0%     -12%    $3,520
-----------------------------------------------------------------------------------------------------------
 4    Between Amethyst Rd. &
      El Evado Rd., N of Seneca Rd.
      Victorville, CA                     -5%       3%       0%        -10%         0%     -12%    $1,305
-----------------------------------------------------------------------------------------------------------
 5    Between Amethyst Rd. &
      El Evado Rd., N of Seneca Rd.
      Victorville, CA                     -5%       3%       0%        -10%         0%     -17%    $2,052
-----------------------------------------------------------------------------------------------------------

            Unadjusted $/Unit     $1,483 to $11,482            CONCLUDED $/UNIT
            Adjusted $/Unit       $1,305 to $3,520             CONCLUDED VALUE      $2,000 x 180 = $320,000
-----------------------------------------------------------------------------------------------------------


CONCLUSION - MARKET VALUE AS OF MARCH 31, 1998

Prior to adjustments, the prices per unit ranged from $1,483 to $5,000. After applying the foregoing adjustments to Sales No. 1 through 5, a price per unit of $1,305 to $3,520 came into focus. Due to it's similar characteristics, Comparable No.5 was considered to be the best indicator of value, and was thus given primary consideration in our analysis.

Overall, based on the preceding analysis, we have reasonably concluded a unit value of $2,000 per lot for the subject. THIS EQUATES TO A VALUE OF APPROXIMATELY $320,000 (160 units x $2,000 per unit).

                                      VALUATION

Based on the investigations undertaken, the analyses made, and on our experience as a real estate analysts and appraisers, we have formed the opinions, and subject to the Assumptions and Limiting Conditions set forth within this report, that the subject property has market value estimates as follows:


                        MARKET VALUE, AS OF NOVEMBER 4, 1992
                      ONE MILLION SIX HUNDRED THOUSAND DOLLARS
                                     $1,600,000


                         MARKET VALUE, AS OF MARCH 31, 1998
                       THREE HUNDRED TWENTY THOUSAND DOLLARS
                                     $ 320,000



EXPOSURE PERIOD

Our research regarding the current exposure period for the subject property consisted of an analysis of the submitted sale comparables and interviews with area real estate brokers. The surveyed sales were found to range from 3-18 months. A review of additional sale data has indicated ranges typically at the 10-to-12 month level.

Based upon this research, we have concluded to a exposure period 10-to-12 months for the subject, which is the same as its Marketing Period.


DISCUSSION OF THE CONCLUDED VALUES

The subject's current value is significantly lower than its historic value. Although the region's economy has improved over the past several years, and although real estate prices in most Southern California markets have increased, real estate prices within the subject's High Desert area have not responded yet to the improved economy. This is evidenced by the Sale Comparables submitted for analysis within this report.

Factors creating this trend include the High Desert being a secondary location within the Los Angeles Basin. The High Desert area is a relatively remote location as compared with most other sub-regions within the basin, and is situated relatively far from the region's CBD, as well as other major employment centers. Additionally, the area proposes physical challenges due to its hot, dry desert climate with summer month temperatures frequently exceeding 100 degrees.
As the economy has improved over the past 3 years, there has been a population trend towards more centrally located markets where higher paying jobs are provided. It is these factors combined, which have held down real estate prices within the subject's market.

In conclusion, relative to more centrally located real estate markets, which have appreciated over the past 6-to-24 months, the subject is situated within a secondary market where prices have remained soft. This holds particularly true for vacant land, of which there is an abundance in the high desert region. However, the current forecast is that of increasing prices within the subject's market area.

                                      ADDENDA

                            QUALIFICATIONS OF APPRAISERS

                                  QUALIFICATIONS OF
                                 DAVID J. LIKAS, MAI

                               PROFESSIONAL BACKGROUND

Actively engaged in the real estate profession since 1983. Principal of Likas & Associates, a real estate appraisal firm with offices located at:

                          20101 SW BIRCH STREET, SUITE 150B
                               NEWPORT BEACH, CA 92660

Before starting Likas & Associates, Mr. Likas was employed as Senior Appraiser at Pacific Real Estate Consultants, Newport Beach, California. Prior to that, was employed as associate appraiser with Joseph J. Blake and Associates, San Francisco, California. Additional real estate experience includes three years of mortgage banking with Citicorp Savings and First Interstate Mortgage Company, Orange County, California.

                              PROFESSIONAL AFFILIATIONS

Member of the Appraisal Institute, with MAI designation (No. 8807).



                                       LICENSES

Certified General Real Estate Appraiser, State of California Office of Real Estate Appraisers (No. AG003694).

                                EDUCATIONAL ACTIVITIES

University of Southern California, Los Angeles, California. B.S., Business Administration, 1983.

Courses sponsored by the Appraisal Institute:

          Course 1A-1    Real Estate Appraisal Principals
          Course 1A-2    Basic Valuation Procedures
          Course 1B-A    Capitalization Theory and Techniques, Part A
          Course 1B-B    Capitalization Theory and Techniques, Part B
          Course 2-1     Case Studies in Real Estate Valuation
          Course 2-2     Valuation Analysis and Report Writing
          Course S-PP    Standards of Professional Practice

Numerous seminars and courses on real estate appraisal and other related topics on a continuing basis.

                                 SCOPE OF EXPERIENCE



VACANT LAND

Single-family residential sites, multi-family residential sites, commercial and industrial sites, acreage, master planned communities.


RESIDENTIAL

Residential subdivisions, single-family residences, apartments, condominiums, planned unit developments.


COMMERCIAL

Shopping centers, retail stores, general office buildings, medical office buildings, office and retail condominiums, car dealerships.


INDUSTRIAL

Single and multi-tenant warehouses and manufacturing buildings, distribution buildings, business parks, R & D buildings, mini-warehouses.


SPECIAL PURPOSES

Hotels, master planned communities, dormitories, senior housing facilities, bowling alleys, health clubs, marinas, timeshares, restaurants, theaters, churches, schools, mixed-use developments, and condemnation appraisals.

                     QUALIFICATIONS OF NOBLE R.TUCKER JR., SRA


EXPERIENCE
     Mr. Tucker has extensive experience in appraisal and consulting projects consisting of investment-quality office buildings, shopping centers, industrial planned communities, residential subdivisions, multi-family housing, single family homes, and vacant land throughout the Southwestern United States. Mr. Tucker is also an expert in the valuation of businesses.

     Mr. Tucker has performed valuations on proposed, partially completed, renovated, and existing structures. Mr. Tucker has qualified as an expert witness before various judicial and quasi-judicial bodies and has testified in Superior Court, Bankruptcy Court, and Municipal Court, on matters involving real estate in civil cases.

     A large portion of Mr. Tucker's real estate appraisal experience involves real estate and business consulting. Mr. Tucker also assists clients in attaining real estate and business related financing through debt offerings. In addition he assists clients in equity financing through public offerings and private placements, debt offerings, loans, mergers acquisitions and divestitures, accounts receivable financing, factoring, lease/buy-back financing, real estate portfolio sales assistance. Mr. Tucker has been involved in negotiations regarding real estate portfolios in excess of $125,000,000.

PREVIOUS EXPERIENCE
     Prior to working for Likas and Associates, Mr. Tucker was Chief Appraiser at Traditional Mortgage in Woodland Hills, California. Duties included overseeing major loan appraisals on apartments and high dollar single family residences (1984-1985).

     From 1980-1996 Mr.Tucker was an independent fee appraiser working for firms such as Steve Smith and Associates in Canoga Park, Kennedy Appraisal Service in Los Angeles, Chua Bailey and Associates in Glendale, Southland Appraisal Services in Anaheim, Lenders Technology Service in Santa Ana, Lenders Service in Pittsburgh, and several other firms.

     Prior to working the Real Estate Appraisal Profession Mr. Tucker was involved in the construction industry. From 1975 to 1980 duties included project management, sales, job-site supervision, and construction superintendent.

PROFESSIONAL ASSOCIATIONS
     S.R.A. Designated member of The Appraisal Institute. Designated in August of 1991 Member #549981735.

PROFESSIONAL AFFILIATIONS
     MAI Candidate with The Appraisal Institute.

STATE LICENSES/CERTIFICATIONS
     CERTIFIED GENERAL REAL ESTATE APPRAISER with the State of California. This allows Mr. Tucker to appraise any type of property (within his capabilities) within the State of California. License Number AG001532. Expires January 31, 2001.

          EDUCATION
     Western Illinois University, Board of Governors Bachelor of Arts Degree

          COURT EXPERIENCE/EXPERT WITNESS TESTIMONY
     Mr. Tucker has testified as an expert witness numerous times over the past 15 years. He has testified in Superior Court, Bankruptcy court, and testified at Fair Value hearings in Los Angeles County, Orange County, Riverside County, San Diego County, Ventura County, and San Bernardino County. In addition to expert witness testimony Mr. Tucker has been hired as an arbitrator to resolve real estate disputes between parties.

          APPRAISAL COURSES SUCCESSFULLY COMPLETED - THE APPRAISAL INSTITUTE
     1)   Capitalization Theory and Techniques Part A/Course 1ba
          The Appraisal Institute-The Conference Center in San Diego (October 31 to November 09, 1991)
     2)   Capitalization Theory and Techniques Part B/Course 1bb
          The Appraisal Institute-The Conference Center in San Diego (November 14, to November 23, 1991)
     3)   Principals of Income Property Appraising/Course 201
          The Appraisal Institute-Glendale College of Law (April 09 to June 25,
          1988)
     4)   Standards of Professional Practice part A/Course SPPA
          The Appraisal Institute-San Diego Chapter(May 10 to May 11, 1991)
     5)   Standards of Professional Practice part b/Course SPPB
          The Appraisal Institute-San Diego Chapter (May 17 to May 18, 1991)
     6)   Real Estate Appraisal Principles/Course 1a1
          The Appraisal Institute-University of Southern California (January 04 to February 08, 1986)
     7)   Residential Valuation/Course 8-2
          The Appraisal Institute-University of Southern California (June 16 to June 22, 1985)
     8) Standards of Professional Practice/Course 2-3-Southern California Chapter (July 14 to July 17, 1985) The Appraisal Institute
     9)   Basic Valuation Procedures/Course 1a2
          The Appraisal Institute-Biola University (August 01 to September 19,
          1987)
     10)  Report Writing and Valuation Analysis Course 540
          The Appraisal Institute-Orange County Chapter (September 01 through September 09, 1994)
     11)  Advanced Applications Course 550
          The Appraisal Institute-Pepperdine University (November 10 through November 19, 1994)
     12)  Course 120-Basic Income Capitalization
          The Appraisal Institute-University of San Diego June 08 through June 16, 1995)
     13)  Case Studies in Real Estate Valuation
          The Appraisal Institute-Glendale College of Law (June 1-9 1984)
     14) Standards of Professional Appraisal Practice Part A and B-University of San Diego (June 1996)
     Advanced Income Approach-Southern California Chapter May-June 1997, Tustin, California
     Highest and Best Use and Market Analysis, Course 520, Montrose California August 1997
          SEMINARS ATTENDED:
     1)   State License Preparation-Certified General Appraiser
     2)   State License Preparation-Certified Residential Appraiser
     3)   California OREA License Seminar (1996)
     4)   Demonstration Appraisal Report-Non Income Producing Property.
     5)   Demonstration Appraisal Report--Income Producing Properties.
     6)   Valuation of Leasehold Interests
     7)   HP 12/C Seminar
     Easement Valuation
     The Appraisers Complete Review Seminar
     Legal Workshop
     Business Valuation
     Personal Property Valuation

          UNIVERSITY REAL ESTATE COURSES SUCCESSFULLY COMPLETED

     1)   Real Estate Foundation
     2)   Residential Appraisal
     3)   Selected Topics in Real Estate-Nursing Homes
     4)   Selected Topics in Real Estate-Gasoline Service Stations
     5)   Selected Topics in Real Estate-Residential Subdivisions
     6)   Selected Topics in Real Estate-R.V. Resorts
     7)   Contemporary Issues in Real Estate
     8)   Income Property Appraising
     9)   Advanced Real Estate Evaluation
     10)  Real Estate Law Portfolio
     11)  Land Development Regulations
     12)  Report Writing
     13)  Land Development Regulations
     14)  Computer Applications in Real Estate Analysis
     15)  Residential Property Development
     16)  Real Estate Property Management
     17)  Real Estate Finance
     Narrative Report Writing